As filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WalkMe Ltd.

(Exact name of Registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Walter Moses St., Tel Aviv, Israel	6789903
(Address of Principal Executive Offices)	(Zip Code)

WalkMe Ltd. Restated 2012 Share Option Plan

WalkMe Ltd. 2021 Share Incentive Plan

WalkMe Ltd. 2021 Employee Share Purchase Plan

(Full Title of the Plan)

WalkMe, Inc.

71 Stevenson Street, Floor 20

San Francisco, CA 94105

(855) 492-5563

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Joshua G. Kiernan Tad Freese Nathan Ajiashvili Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200 Fax: (212) 751-4864	Shachar Hadar Meitar | Law Offices 16 Abba Hillel Road Ramat Gan, 5250608, Israel Tel: +972 (3) 610-3100 Fax: +972 (3) 610-3111	Haleli Barath Noma Floom Avihai Schieber Avihay Ben-Haim BFP & Co. Borchard House 99 Ben Yehuda, 2nd floor Tel Aviv 6103202, Israel Tel: +972 (3) 794-2100 Fax: +972 (3) 794-2101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value per share, issuable upon the exercise of outstanding options under the Restated 2012 Share Option Plan (the “2012 Plan”)	15,060,484(2)	$7.91(5)	$119,128,428.44	$12,996.91
Ordinary shares, no par value per share, reserved for issuance pursuant to the 2021 Share Incentive Plan (the “2021 Plan”)	9,955,667(3)	$28.99(6)	$288,614,786.33	$31,487.87
Ordinary shares, no par value per share, reserved for issuance pursuant to the 2021 Employee Share Purchase Plan (the “ESPP”)	1,824,988(4)	$28.99(6)	$52,906,402.12	$5,772.09
Total	26,841,139	—	$460,649,616.89	$50,256.87

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value per share, of the Registrant (“Ordinary Shares”) that become issuable under the 2012 Plan, the 2021 Plan and the ESPP by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding Ordinary Shares.

(2)

Represents 15,060,484 Ordinary Shares issuable upon the exercise of outstanding options under the 2012 Plan as of June 24, 2021. To the extent outstanding awards under the 2012 Plan (i) expire or are cancelled, terminated, forfeited or settled in cash in lieu of Ordinary Shares, without having been fully exercised, or (ii) are delivered to the Registrant to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such Ordinary Shares subject to such awards will be available for future issuance under the 2021 Plan.

(3)

Represents 9,955,667 Ordinary Shares reserved for issuance under the 2021 Plan, which number consists of (a) 9,954,480 Ordinary Shares initially available for issuance under the 2021 Plan, and (b) an additional 1,187 Ordinary Shares previously issuable upon the exercise of options outstanding under the 2012 Plan that were cancelled after the effective date of the 2021 Plan and, as a result, are now available for issuance under the 2021 Plan. See footnote 2 above.

(4)	Represents 1,824,988 Ordinary Shares reserved for issuance under the ESPP.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share for Ordinary Shares issuable upon the exercise of outstanding options under the 2012 Plan is based upon the weighted-average exercise price of such outstanding options ($7.91 per share).

(6)

Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on June 18, 2021.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, WalkMe Ltd. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)

The prospectus dated June 15, 2021, filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form F-1 originally filed with the SEC on May 17, 2021, as amended (File No. 333-256219); and

(b)

The description of the Registrant’s Ordinary Shares contained in the prospectus included in the Registrant’s registration statement on Form F-1 originally filed with the SEC on May 17, 2021, as amended (File No.  333-256219), which description is incorporated by reference into the Registrant’s registration statement on Form 8-A (File No. 001-40490), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 11, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K furnished by the Registrant to the SEC (which indicate that they are incorporated herein by reference) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. The Registrant’s amended and restated articles of association include such a provision. We may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•

a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

•

reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•

reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 1968 (the “Israeli Securities Law”).

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•

expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders does not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our amended and restated articles of association allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of (i) 10% of our initial public offering’s valuation, (ii) 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made, and (iii)10% of our total market cap calculated based on the average closing prices of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

3.1	Form of Amended and Restated Articles of Association of the Registrant(1)

5.1*	Opinion of Meitar | Law Offices as to the legality of the Registrant’s Ordinary Shares

23.1*	Consent of Kost, Forer, Gabbay and Kasierer, a member of Ernst & Young Global

23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	WalkMe Ltd. Restated 2012 Share Option Plan, as amended(2)

99.2	WalkMe Ltd. 2021 Share Incentive Plan(3)

99.3	WalkMe Ltd. 2021 Employee Share Purchase Plan(4)

(1)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-256219), filed with the SEC on June 7, 2021.
(2)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-256219), filed with the SEC on June 7, 2021.
(3)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-256219), filed with the SEC on June 7, 2021.
(4)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 (File No. 333-256219), filed with the SEC on June 7, 2021.
*	Filed herewith.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on this 24th day of June, 2021.

WALKME LTD.

By:	/s/ Dan Adika
Name:	Dan Adika
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Dan Adika and Andrew Casey and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dan Adika Dan Adika	Chief Executive Officer and Director (Principal Executive Officer)	June 24, 2021

/s/ Andrew Casey Andrew Casey	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 24, 2021

/s/ Rafael Sweary Rafael Sweary	President and Director	June 24, 2021

/s/ Haleli Barath Haleli Barath	Director	June 24, 2021

/s/ Michele Bettencourt Michele Bettencourt	Director	June 24, 2021

/s/ Menashe Ezra Menashe Ezra	Director	June 24, 2021

/s/ Ron Gutler Ron Gutler	Director	June 24, 2021

/s/ Jeff Horing Jeff Horing	Director	June 24, 2021

/s/ Rory O’Driscoll Rory O’Driscoll	Director	June 24, 2021

/s/ Michael Risman Michael Risman	Director	June 24, 2021

/s/ Roy Saar Roy Saar	Director	June 24, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of WalkMe Ltd. has signed this registration statement on June 24, 2021.

WALKME, INC.

By:	/s/ Andrew Casey
Name:	Andrew Casey
Title:	Chief Financial Officer